News Release

For Information Contact:

Jerald K. Dittmer, Vice President and CFO (563) 264-7400

Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HNI Corporation Announces Record Results for
First Quarter - Fiscal 2005

MUSCATINE, Iowa (April 20, 2005)-HNI Corporation (NYSE: HNI) today announced record sales of $562.3 million and record net income of $26.1 million, for the first quarter ended April 2, 2005.

Dollars in Millions	Three Months Ended		Percent
Except per share data	4/2/2005	4/3/2004	Change

Net Sales	$ 562.3	$ 464.0	21.2%
Gross Margin	$ 195.8	$ 169.8	15.4%
Gross Margin %	34.8%	36.6%
SG&A	$ 155.4	$ 135.1	15.0%
SG&A %	27.6%	29.1%
Operating Profit	$ 40.4	$ 34.7	16.7%
Operating Profit %	7.2%	7.5%
Net Income	$ 26.1	$ 22.4	16.6%

Earnings per share - Diluted	$ 0.47	$ 0.38	23.7%

Consolidated net sales for the first quarter increased to a record $562.3 million, compared to $464.0 million for the same quarter last year.  The Company experienced strong growth in both its office furniture and hearth products segments.  During the first quarter of 2005, four small acquisitions were completed to support specific operating company strategies in both the Office Furniture and Hearth segments.  Those acquisitions, along with the acquisition of Omni Remanufacturing and Edward George Company completed during the second half of 2004, accounted for approximately $22 million of the increase in sales.  Approximately $23 million resulted from sales price increases to offset higher material costs.  The Company also recorded approximately $20 million of sales in advance of price increases that will become effective during the second quarter.   "We are pleased with the strong revenue growth and solid market performance we experienced across our multiple brands and channels," stated Stan A. Askren, HNI Corporation Chairman, President and CEO.

Net income was $26.1 million compared to $22.4 million in the same period in 2004, an increase of 16.6 percent.  Net income per share was $0.47 per diluted share compared to $0.38 per diluted share in first quarter 2004, an increase of 23.7 percent.  The Company decreased its annualized effective tax rate for 2005 to 35.5 percent compared to 36.0 percent in first quarter 2004 due primarily to benefits resulting from the implementation of the American Jobs Creation Act of 2004.  Net income per share was positively impacted $0.02 per share as a result of the Company's share repurchase program.

Gross margins for the first quarter were 34.8 percent compared to 36.6 percent for the same quarter last year.  "As indicated in our previous news release, we continued to be negatively impacted by higher steel and other material costs," stated Mr. Askren.  Price increases previously announced to offset higher material and fuel costs will be fully effective during the second quarter.

Total selling and administrative expenses for the quarter decreased as a percent of sales to 27.6 percent compared to 29.1 percent in first quarter 2004.  Included in first quarter 2005 were additional selling and administrative costs of $6 million associated with new acquisitions and increased freight and distribution costs of $8 million due to volume, rate increases and fuel surcharges. First quarter 2004 included restructuring charges of $0.5 million related to the previous shutdown of two office furniture facilities.

Cash flow from operations for the first three months was $18.7 million compared to $18.3 million last year.  Capital expenditures increased to $9.4 million in 2005 compared to $6.1 million in 2004 to support new product development.  The acquisitions completed during the quarter totaled $9.9 million. The Company repurchased 512,500 shares of its common stock at a cost of $21.7 million during the first quarter compared to $16.5 million in the same period in 2004.  There is $124.0 million remaining under the current repurchase authorization.  During the quarter, the Company utilized $23 million under its revolving credit facility to fund acquisitions and meet seasonal cash requirements.  "We continue to invest in our core growth initiatives and strategic acquisitions and still maintain significant capacity to fund our future growth," stated Mr. Askren.

Office Furniture

Dollars in Millions	Three Months Ended		Percent
	4/2/2005	4/3/2004	Change

Sales	$ 427.5	$ 349.7	22.3%
Operating Profit	$ 38.8	$ 31.7	22.6%
Operating Profit %	9.1%	9.1%

For the quarter, sales for the office furniture segment increased to $427.5 million from $349.7 million for the same quarter last year.  The Company's acquisitions since first quarter 2004 accounted for $14 million of the increase; while $15 million resulted from sales price increases to partially offset higher material costs.  Approximately $20 million of the increase resulted from sales in advance of announced price increases.  "Strong sales results across our multiple brands and segments benefited from an improving economy and strong industry growth," stated Mr. Askren.

Operating profit prior to unallocated corporate expenses increased to $38.8 million compared to $31.7 million for the same quarter last year.  Operating profit as a percent of net sales remained flat at 9.1 percent due to increased steel and other material costs of $22 million and increased freight and distribution costs of $7 million.

Hearth Products

Dollars in Millions	Three Months Ended		Percent
	4/2/2005	4/3/2004	Change

Sales	$ 134.7	$ 114.4	17.8%
Operating Profit	$ 10.5	$ 10.6	-1.5%
Operating Profit %	7.8%	9.3%

For the quarter, net sales for the hearth products segment increased to $134.7 million compared to $114.4 million in 2004.  The Company's acquisition of Edward George Company in July 2004 along with an acquisition of the hearth products distributor completed during the first quarter of 2005 accounted for approximately $8 million of the increase in net sales and approximately $8 million resulted from sales price increases to offset higher material costs.

Operating profit prior to unallocated corporate expenses decreased slightly to $10.5 million from $10.6 million in 2004.  Operating profit as a percent of net sales decreased to 7.8 percent compared to 9.3 percent in 2004.  "The results of our Hearth business did not meet our expectations for the quarter.  We experienced retail softness in certain markets due to milder winter conditions.  In addition, we incurred higher than normal operating expenses due to investments in selling, brand, and new product initiatives as well as other operating costs," stated Mr. Askren.

2005 Outlook

"We anticipate the office furniture and hearth products markets will continue to grow.  Order trends remain solid across our multiple brands and businesses," said Mr. Askren. "We believe our operating philosophy of pursuing multiple and distinct market segments with separate, focused companies, business models, brands and products will result in solid market performance."

The Company remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call

HNI Corporation will host a conference call on Wednesday, April 20, 2005; at 10:00 a.m. Central time to discuss first quarter fiscal 2005 results.  To participate, call the conference call line at 800-230-1951.  A replay of the conference call will be available until Wednesday, April 27, 2005.  To access this replay, dial 800-475-6701, access code 776571.  A link to the simultaneous web cast can be found on the company's website at www.hnicorp.com.

HNI Corporation provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HNI Corporation is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat & Glo™, and Quadra-Fire®, have leading positions in their markets. HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the company was recognized for the seventh consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2005, and was again recognized as one of America's Most Admired Companies in the furniture industry by Fortune Magazine in 2005.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.hnicorp.com.

Forward-looking Statements

Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in strategic acquisitions, new products and brand building, (d) from its investments in distribution and rapid continuous improvement and (e) from its repurchases of common stock; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Company's products due to uncertain political and economic conditions; lower industry growth than expected; uncertainty related to disruptions of business by terrorism or military action; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and other materials); and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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HNI Corporation

Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended
(Dollars in thousands, except per share data)	Apr. 2, 2005	Apr. 3, 2004
Net sales	$ 562,261	$ 464,037
Cost of products sold	366,416	294,275
Gross profit	195,845	169,762
Selling and administrative expenses	155,400	134,580
Restructuring and impairment charges	-	520
Operating income	40,445	34,662
Interest income	539	725
Interest expense	484	370
Income before income taxes	40,500	35,017
Income taxes	14,378	12,606
Net income	$ 26,122	$ 22,411
Net income per common share - (basic and diluted)	$0.47	$0.38
Average number of common shares outstanding - basic	55,175,803	58,240,221
Average number of common shares outstanding - diluted	55,551,134	58,690,281

Unaudited Condensed Consolidated Balance Sheet

Assets

			Liabilities and Shareholders' Equity
	As of			As of
	Apr. 2,	Jan. 1,		Apr. 2,	Jan. 1,
(Dollars in thousands)	2005	2005		2005	2005
Cash and cash equivalents	$ 26,307	$ 29,676	Accounts payable and accrued expenses	$ 239,711	$ 253,958
Short-term investments	8,647	6,836	Income taxes	21,559	6,804
Receivables	259,308	234,731	Note payable and current maturities of long-term debt	645	646
Inventories	80,456	77,590	Current maturities of other long-term obligations	5,160	4,842
Deferred income taxes	15,441	14,639	Current liabilities	267,075	266,250
Prepaid expenses and other current assets	12,852	11,107
Current assets	403,011	374,579
			Long-term debt	25,769	2,627
			Capital lease obligations	924	1,018
Property and equipment - net	304,173	311,344	Other long-term liabilities	40,070	40,045
Goodwill	228,016	224,554	Deferred income taxes	38,470	42,554
Other assets	111,920	111,180
			Shareholders' equity	674,812	669,163
			Total liabilities and
Total assets	$1,047,120	$1,021,657	shareholders' equity	$1,047,120	$1,021,657

HNI Corporation

Unaudited Condensed Consolidated Statement of Cash Flows
	Three Months Ended
(Dollars in thousands)
	Apr. 2, 2005	Apr. 3, 2004
Net cash flows from (to) operating activities	$ 18,653	$ 18,255
Net cash flows from (to) investing activities:
Capital expenditures	(9,447)	(6,090)
Acquisition spending	(9,874)	(85,488)
Other	2,802	61,702
Net cash flows from (to) financing activities	(5,503)	(46,472)
Net increase (decrease) in cash and cash equivalents	(3,369)	(58,093)
Cash and cash equivalents beginning of period	29,676	138,982
Cash and cash equivalents at end of period	$ 26,307	$ 80,889

Unaudited Business Segment Data

	Three Months Ended
(Dollars in thousands)	Apr. 2, 2005	Apr. 3, 2004
Net sales:
Office furniture	$ 427,547	$ 349,671
Hearth products	134,714	114,366
	$ 562,261	$ 464,037
Operating profit:
Office furniture
Operations before restructuring charges	$38,808	$ 32,181
Restructuring and impairment charges	-	(520)
Office furniture - net	38,808	31,661
Hearth products	10,480	10,639
Total operating profit	49,288	42,300
Unallocated corporate expense	(8,788)	(7,283)
Income before income taxes	$ 40,500	$ 35,017
Depreciation and amortization expense:
Office furniture	$ 10,968	$ 11,676
Hearth products	4,322	4,184
General corporate	1,592	1,452
	$ 16,882	$ 17,312
Capital expenditures:
Office furniture	$ 6,598	$ 3,291
Hearth products	2,562	2,343
General corporate	287	456
	$ 9,447	$ 6,090
	As of Apr. 2, 2005	As of Apr. 3, 2004
Identifiable assets: Office furniture	$ 594,732
		$ 499,005
Hearth products	351,229	307,588
General corporate	101,159	169,843
	$1,047,120	$ 976,436